Exhibit 5.1

December 3, 2013

EVERTEC, Inc.

Cupey Center Building

Road 176, Kilometer 1.3

San Juan, Puerto Rico 00926

Re:	EVERTEC, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to EVERTEC, Inc., a Puerto Rico corporation (the “Company”) in connection with the preparation and filing on the date hereof by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an underwritten public offering of up to 15,287,473 shares of the Company’s common stock, par value $.01 per share (the “Shares”) to be sold by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”) pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, the Selling Stockholders and Goldman, Sachs & Co. and J.P. Morgan Securities LLC (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

Opinion Letter to EVERTEC, Inc.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Puerto Rico.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

Goldman Antonetti & Córdova, LLC

By:	/s/ Thelma Rivera
Thelma Rivera
Capital Member